PROSPECTUS SUPPLEMENT                     FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated May 6, 1998)            Registration No. 333-50093


                            OAK INDUSTRIES INC.


             $100,000,000 Principal Amount of 4 7/8% Convertible
                       Subordinated Notes due 2008
                (Interest payable March 1 and September 1)


                     2,586,900 Shares of Common Stock

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     This document supplements the Prospectus dated May 6, 1998 relating to
(i) $100,000,000 aggregate principal amount of 4 7/8% Convertible Subordinated Notes due 2008 (the "Notes") of Oak Industries Inc., a Delaware corporation (the "Company"), and (ii) 2,586,900 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Donaldson, Lufkin and Jenrette Securities Corporation, Lehman Brothers and SG Cowen Securities Corporation in February 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock of the Company is traded under the symbol "OAK."

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     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE INVESTORS.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                         IS A CRIMINAL OFFENSE.

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      The date of this Prospectus Supplement is December 6, 1999.



     The following table sets forth (i) the name of each Selling Securityholder and position, office or other material relationship, if any, with the Company within the past three years, (ii) the amount of Notes owned by each Selling Securityholder named herein as of the most recent date for which the Company obtained such information from such Selling Securityholder, (iii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iv) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (v) the number of Shares which may be offered for the account of such Selling Securityholder under the Prospectus.




                                         Principal
                       Principal         Amount of                     Shares
Name of Selling        Amount of        Note Offered     Shares        Offered
Securityholder         Notes Owned        Hereby         Owned (1)(2)  Hereby (2)(3)
                       -----------      ------------     ------------  -------------

TQA Master Plus           $300,000         $300,000         7,759          7,759
  Fund, Ltd.

TQA Master Fund, Ltd.   $1,700,000       $1,700,000        43,973         43,973



(1) Includes the Shares into which the Notes held by such Selling Securityholder are convertible at the Conversion Price.

(2) The Conversion Price and the number of Shares issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights."
Accordingly, the number of Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3)   Assumes that the full amount of Notes held by the Selling
Securityholder are converted into Shares at the Conversion Price and offered by such Shares by such Selling Securityholder pursuant to the Prospectus.





     Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes and Shares they presently hold or, with respect to Shares, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount or percentage of the Notes and Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholder identified above may have sold, transferred or otherwise disposed of all or a portion of its Notes and Shares since the date on which it provided the information regarding its Notes and Shares, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The Selling Securityholder may sell all, part or none of the Notes or Shares listed above.

     The Company may from time to time include additional Selling
Securityholders and information about such Selling Securityholders' plans of distribution in future supplements to the Prospectus.